EXHIBIT 10 (c)
CAMPBELL SOUP COMPANY
SUPPLEMENTAL EMPLOYEES’ RETIREMENT PLAN
Amended and Restated
Effective January 1, 2009
          This is the Campbell Soup Company Supplemental Employees’ Retirement Plan (the “SERP” or the “Plan”) originally adopted on the August 1, 1996 by the Campbell Soup Company (the “Company”) on behalf of itself and its subsidiaries to provide benefits, in addition to those provided under the Campbell Soup Company Retirement and Pension Plan (the “Pension Plan”) to certain eligible employees of the Company and its subsidiaries. The SERP is a continuation of the benefit that, prior to August 1, 1996, was set forth in footnote 3 of the Pension Plan.
          The portion of the SERP that provides excess benefits (i.e., benefits that, pursuant to section 415 of the Internal Revenue Code (the “Code”), may not be provided under a tax-qualified retirement plan) is intended to be an excess benefit plan within the meaning of section 3(36) of ERISA. The remainder of the SERP is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Notwithstanding anything herein to the contrary, the SERP, as amended and restated effective January 1, 2009, is intended to comply with Code section 409A and official guidance issued thereunder and shall be interpreted, operated and administered in a manner consistent with the intentions set forth above.
          1. General Definitions:
          All of the capitalized terms used in the SERP and not defined herein shall have the same meaning as in the Deferred Compensation Plan II. The following words and phrases as used in this Plan shall have the following meanings unless a different meaning is plainly required by the context:
          (a) “Committee” means the Administrative Committee of the Pension Plan.
          (b) “Deferred Compensation Plan II” means the Campbell Soup Company Deferred Compensation Plan II, as amended from time to time.
          (c) “Present Value” means the present value of an amount calculated using the actuarial factors and assumptions specified in the Pension Plan.
          (d) “SERP Benefit” means the monthly annuity benefit determined under Section 5.
          (e) “Subsidiary” means a corporation, the majority of the voting stock of which is owned directly or indirectly by the Company.

          (f) “Years of Service” means the Participant’s Years of Vesting Service, as that term is defined and determined in accordance with the provisions of the Pension Plan, but for this SERP determined using all employment with the Company and all of its Subsidiaries.
          2. Eligibility:
          An employee of the Company or a subsidiary who participates in the Pension Plan shall be a participant (a “Participant”) in the SERP if the employee’s accrued benefit under the Pension Plan (“Accrued Benefit”) is less than it would be if: (a) the Pension Plan were not subject to: (i) the limit imposed by section 401(a)(17) of the Code or any successor provision of law on the amount of annual compensation of each employee that may be taken into account, and (ii) the limit imposed by section 415 of the Code or any successor provision of law on the amount of annual benefits that may be accrued (The limits described in (i) and (ii) shall be referred to hereinafter, collectively, as the “Code Limits”); or (b) the employee defers Compensation under the Deferred Compensation Plan II, as amended from time to time, or the Campbell Soup Company Deferred Compensation Plan.
          3. Funding:
          All benefits under the SERP represent an unsecured promise to pay by the Company. The SERP shall be unfunded and the benefits hereunder shall be paid only from the general assets of the Company resulting in the Participant having no greater rights than the Company’s other general creditors. Nothing herein shall prevent or prohibit the Company from establishing a trust or other arrangement for the purpose of providing for the payment of the benefits payable under the SERP. The Company may from time to time, pay to the trustee of the Trust Under Campbell Soup Company Non-Qualified Retirement Plans (the “Trust”) such amounts as it may, in its sole discretion, deem necessary or desirable to meet its obligations to pay benefits under the SERP. Amounts held under the Trust, which shall be a grantor trust, shall be subject to the terms and conditions thereof. Benefits not paid by the Trust shall be paid by the Company.
          4. Vesting and Service Credit:
          (a) Vesting. Any Participant, whose employment terminates for any reason, other than due to death or Total Disability, prior to the Participant’s completing three Years of Service shall automatically forfeit all benefits under the SERP.
          (b) Service Credit. An employee’s credit for periods of service under the SERP shall be co-extensive with his credit for periods of service under the Pension Plan and any Affiliated Plan unless the Chief Executive Officer has determined that additional credit for periods of service with a prior employer should be granted under the SERP.
          5. SERP Benefits:
          (a) Normal Retirement Date SERP Benefit. The monthly normal retirement benefit calculated under the SERP shall be equal to the excess, if any, of (i) over (ii) where:

     (i) is the amount that would have been paid, as of the Participant’s attainment of age 65, under the Pension Plan, if the amount of the monthly benefit under the Pension Plan as in effect when the Participant terminates employment, assuming payment in the form of a single life annuity in accordance with the provisions of the Pension Plan, was calculated without taking the Code Limits into account and with all amounts that would otherwise be included as Earnings (as defined under the Pension Plan), but for the fact that the Participant elected to defer receipt of such amounts under the Deferred Compensation Plan II or the Campbell Soup Company Deferred Compensation Plan, as amended from time to time; and
     (ii) is the amount that would be payable, as of the Participant’s attainment of age 65, under the Pension Plan, any other defined benefit pension plan qualified under section 401(a) of the Code and maintained by the Company or any other employer treated with the Company as a single employer under sections 414(b) or 414(c) of the Code (an “Affiliated Plan”), or any other plan qualified under section 401(a) of the Code maintained by any prior employer if credit is given under both the SERP and the plan of the prior employer for the same period of service.
In calculating the amount set forth in Section 5(a)(ii), the Code Limits shall be applied, and both in applying such Code Limits and in otherwise calculating the offsets, it shall be assumed that all benefits under the Pension Plan or any other relevant plan will be determined in the form of a single life annuity in accordance with the provisions of the Pension Plan.
          (b) Early Retirement SERP Benefit. A Participant may elect early retirement after attaining age 55, and before attaining age 65. The early retirement benefit under the SERP shall be calculated in the same manner as the normal retirement benefit under Section 5(a) above, taking into account only service and compensation to the employee’s early retirement date, and the benefit formula in effect on such date. Any benefit determined upon retirement prior to attaining age 65 shall be reduced in accordance with the table of early retirement factors and/or actuarial equivalence factors applicable to such Participant and contained in the Pension Plan as in effect at the time of the Participant’s retirement.
          (c) Late Retirement SERP Benefit. The SERP Benefit determined upon a Participant’s retirement after age 65 shall be calculated in the same manner as the normal retirement benefit under Section 5(a) above, taking into account service and compensation to the Participant’s late retirement date, and the benefit formula in effect under the Pension Plan on such date.
          (d) Vested-Terminated SERP Benefit. The SERP Benefit determined for a Participant who is vested in his Accrued Benefit under the Pension Plan and who terminates employment with the Company and its Subsidiaries other than for early, normal or late retirement or Total Disability (a “Vested-Terminated Participant”) shall be calculated in the same manner as the normal retirement benefit under Section 5(a), taking into account service and compensation to the date of the Participant’s termination of employment, and the benefit formula in effect on such date. Any benefit determined for a Vested-Terminated Participant prior to the Participant’s attainment of age 65 shall be reduced in accordance with the applicable table of early retirement factors and/or actuarial equivalence factors applicable to such Participant and contained in the Pension Plan.
          (e) Disability Benefit. The SERP Benefit determined for a Participant who becomes Totally Disabled prior to termination of employment or death shall be calculated in the same manner as the normal retirement benefit under Section 5(a), taking into account additional service and compensation for up to one year in accordance with the applicable provisions in the Pension Plan.
          (f). Pre-Retirement Death Benefit. The SERP Benefit determined for a Participant who dies prior to termination of employment shall be determined as of the Participant’s date of death and equal to the excess, if any, of (i) the death benefit that would be payable under the Pension Plan and any Affiliated Plan if such plans were not subject to the Code Limits, over (ii) the death benefit that would actually be payable under the Pension Plan and any Affiliated Plan as of such date. No other death benefits shall be payable under the SERP following the death of a Participant before benefits under the SERP have been credited to the Deferred Compensation Plan II.
          6. Time and Form of Payment of SERP Benefit:
          The Present Value of the SERP Benefit shall be calculated in a lump sum as of the first day of the month following the earliest to occur of: (a) the date of a Participant’s termination of employment, (b) the date of a Participant’s death, or (c) in the event a Participant becomes Totally Disabled, the date up to one year following the date the Participant became Totally Disabled. The SERP Benefit amount shall be credited to the Deferred Compensation Plan II as soon as practicable following such date. The time and form of payment of the SERP Benefit shall be determined in accordance with the applicable provisions of the Deferred Compensation Plan II.
          7. General Administration:
          (a) Administrative Authority. The Committee shall be responsible for the operation and administration of the SERP and for carrying out the provisions hereof. The Committee shall have the full authority and discretion to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the SERP and decide or resolve any and all questions, including interpretations of the SERP, as may arise in connection with the SERP. Any such action taken by the Committee shall be final and conclusive on any party. To the extent the Committee has been granted discretionary authority under the SERP, the Committee’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan. The Committee may, from time to time, employ agents and delegate to such agents, including employees of the Company, such administrative or other duties as it sees fit.
          (b) Claims for Benefits. Any claims for benefits under the SERP must be submitted to the Committee as specified in the Deferred Compensation Plan II.
          8. Amendment and Termination:
          (a) Amendment or Termination. The Company reserves the right to terminate, suspend, revoke, amend, modify or change the SERP at any time by action of its President or any member of the Administrative Committee of the Pension Plan, including the right to freeze or reduce the benefits accrued under the SERP by any Participant on and after the date of such amendment.
          (b) Effect of Amendment or Termination. Upon termination of the SERP, the distribution of the SERP Benefit shall be made to Participants and beneficiaries at the time and in the form set forth in the applicable provisions of the Deferred Compensation Plan II, unless the Company determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A. Upon termination of the SERP, no further benefit accruals shall occur.
          9. Miscellaneous:
          (a) No Guarantee of Benefits. Nothing contained in the SERP shall constitute a guarantee by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefits hereunder.
          (b) No Enlargement of Rights. No Participant or beneficiary shall have any right to receive a distribution under the SERP except in accordance with the terms of the SERP and the Deferred Compensation Plan II. Establishment of the SERP shall not be construed to give any Participant the right to continue to be employed by or provide services to the Company.
          (c) Spendthrift Provision. No interest of any person in, or right to receive a distribution under, the SERP shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person.
          (d) Applicable Law. To the extent not preempted by federal law, the SERP shall be governed by the laws of the State of New Jersey.
          (e) Taxes. The Company or other payor may withhold from the SERP Benefit credited to the Deferred Compensation Plan II or a Participant’s wages in order to meet any federal, state, or local tax withholding obligations with respect to the SERP Benefit. The Company may also accelerate and pay a portion of a Participant’s benefits in a lump sum equal to the Federal Insurance Contributions Act (“FICA”) tax imposed and the income tax withholding related to such FICA amounts. The Company or other payor shall report SERP Benefit credits and other plan-related information to the appropriate governmental agencies as required under applicable laws.
          (f) Corporate Successors. The SERP and the obligations of the Company under the SERP shall become the responsibility of any successor to the Company by reason of a transfer or sale of substantially all of the assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity.
          (g) Severability. In the event any provision of the SERP shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the SERP, but the SERP shall be construed and enforced as if the illegal or invalid provision had never been inserted.
          (h) Words and Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.
          (i) Forfeiture upon Mid-Career Plan Participation. In the event that a Participant in this Plan becomes eligible to participate in the Campbell Soup Company Mid-Career Hire Pension Plan, as amended from time to time (the “Mid-Career Plan”), the Participant shall no longer be eligible to participate in this Plan or to receive a SERP Benefit hereunder, even for periods prior to becoming eligible to participate in the Mid-Career Plan. Notwithstanding anything in the Mid-Career Plan or this Plan to the contrary, the distribution of any accrued benefits under the Mid-Career Plan shall be made at the time and in the form designated under Section 6 above such that any payment of benefits under the Mid-Career Plan shall not result in an impermissible acceleration or further deferral of the SERP Benefit in violation of Code section 409A.

     IN WITNESS WHEREOF, this instrument has been executed on December 18, 2008.

Campbell Soup Company
By:	/s/ Nancy A. Reardon
Nancy A. Reardon
Senior Vice President — Chief Human Resources and Communications Officer

ATTEST:
By:	/s/ John J. Furey
Corporate Secretary

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